UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  February 24, 2005

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK		10504
(Address of principal executive offices)		(Zip Code)

914-499-1900
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 (Entry into a Material Definitive Agreement)

The Executive Compensation and Management Resources Committee (the “Compensation Committee”) of the Board of Directors of IBM approves certain compensation matters for IBM’s elected corporate officers.   Attachment I of this Form 8-K contains the terms previously approved by the Compensation Committee under which long-term incentive awards for any Covered Employee (defined below) would be performance-based for purposes of exemption from the limitations of section 162(m) of the Internal Revenue Code (“Section 162(m)”).  These terms were approved by the IBM stockholders in 2004. Attachment II of this Form 8-K contains the terms previously approved by the Compensation Committee under which annual incentive compensation to be paid to any Covered Executive (defined below) would be performance-based for purposes of exemption from the limitations of Section 162(m); these terms were approved by the IBM stockholders in 1999.  As defined by Section 162(m), each of “Covered Employee” and “Covered Executive” is a company’s chief executive officer or any of such company’s four other most highly compensated executive officers named in the proxy statement.

IBM has previously filed its long-term performance plans, as well as forms of award agreements (see Exhibits 10.1 through 10.4 of Form 10-Q for quarter ended September 30, 2004, and Exhibit 10.1 of Form 10-K for year ended December 31, 2004).

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: February 28, 2005

	By:	/s/	Andrew Bonzani
(Andrew Bonzani)
Assistant Secretary &
Associate General Counsel

ATTACHMENT I

The performance criteria for long-term incentive performance awards (whether such awards take the form of stock, stock units or equivalents or cash) made (or paid) to any covered employee shall consist of objective tests based on one or more of the following: earnings, cash flow, customer satisfaction, revenues, financial return ratios, market performance, shareholder return and/or value, operating profits (including EBITDA), net profits, earnings per share, profit returns and margins, stock price, working capital, and changes between years or periods that are determined with respect to any of the above-listed performance criteria. The performance period may extend over two to five calendar years, and may overlap one another, although no two performance periods may consist solely of the same calendar years. Performance criteria may be measured solely on a corporate, subsidiary or business unit basis, or a combination thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. The formula for any such award may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss, and will be based on accounting rules and related IBM accounting policies and practices in effect on the date these awards are approved by the Compensation Committee.

Under these terms, no employee may receive a long-term incentive award in any performance period of more than 400,000 shares or share equivalents (stock units), subject to adjustment for changes in corporate capitalization, such as stock splits. For purposes of this maximum, if an award is denominated in cash rather than in shares, the equivalent will be determined by dividing the highest amount that the award could be under the formula for that year by the closing price of a share of stock on the first trading day of the applicable performance period.

ATTACHMENT I I

Each year, each covered executive may be entitled to a maximum award equal to three-tenths of one percent of the Company’s earnings before income taxes as reported in the Company’s consolidated financial statements, but before taking into account any losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes and any unusual, nonrecurring gain or loss. In administering the incentive program and determining incentive awards, the Compensation Committee will not have the flexibility to pay a covered executive more than the incentive amount indicated by this formula. The Compensation Committee will have the flexibility to reduce this amount in its complete discretion.